Exhibit 8.1

List of Subsidiaries

1.	Oregon Resources Corporation, incorporated on September 12, 1990 in Oregon, U.S.A.

2.	Dynamex Resources Corporation, incorporated on October 22, 2003 in Wyoming,

U.S.A.